Exhibit 99.1

Press Release	Source: PRIMEDIA, Inc.

PRIMEDIA Appoints Daniel Ciporin and Kevin Smith to

Board of Directors
Tuesday July 25

NEW YORK--(BUSINESS WIRE)--July 25, 2006--PRIMEDIA, Inc. (NYSE: PRM - News) the country's leading targeted media company, today announced the appointments of Daniel T. Ciporin and Kevin J. Smith to its Board of Directors. Daniel T. Ciporin is the former Chairman and Chief Executive Officer of Shopping.com Ltd., and Kevin J. Smith is former Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Company. The appointments are effective immediately.

"Dan has an outstanding record of driving growth for companies at the intersection of media, marketing and online and Kevin has terrific financial and operational experience in related businesses," said PRIMEDIA Chairman, President and CEO, Dean Nelson. "We are pleased to gain the outside perspective of these two industry veterans and expect their counsel will add considerable value to PRIMEDIA as we execute on our growth strategy."

Mr. Ciporin has extensive Internet and marketing experience. He was the Chairman and Chief Executive Officer of Shopping.com Ltd., a publicly traded online comparison-shopping service and directed the company's impressive growth to become a $100 million company. Mr. Ciporin also played a critical strategic role during eBay's acquisition of Shopping.com. Prior to Shopping.com, Mr. Ciporin served as Senior Vice President of MasterCard International and has experience as a management consultant for Mars and Co. and Corporate Value Associates. Today Mr. Ciporin is an active investor and advisor in a variety of technology-related businesses, including Vringo and Peer39. He also serves as chairman of the Internet Lab, a joint venture between the venture capital firms of Lightspeed and Gemini, where he identifies and funds early stage consumer Internet companies.

Mr. Smith is a seasoned financial and operating executive. As CFO of R.R. Donnelley & Sons Company from 2004-2005, he was responsible for directing the financial management of the $7 billion printing company and led the integration of the company's finance and procurement functions following the acquisition of Moore Wallace in February 2004. Prior to R.R. Donnelly & Sons Company, Mr. Smith was the Chief Financial Officer for Heidrick & Struggles International, Inc. Mr. Smith has also played an instrumental role in managing and increasing financial efficiency as CFO and Chief Accounting Officer of True North Communications Inc. and as a senior manager at Midcom Communications Inc. and Alexander & Alexander Services Inc. Mr. Smith is currently partnered with Frontenac Company, a Chicago based private equity firm where he advises on a variety of transactions.

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States. With 2005 revenue of $990 million, its properties comprise over 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in three market segments:

  Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 90 publications, 100 leading Web sites, 90 events, 11 TV programs, 600 branded products, and has such well-known brands as Motor Trend, Automobile, Automotive.com, Equine.com, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile, Surfer, and Wavewatch.com.
  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 50,000 locations. The Group owns and operates leading Web sites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com and RentClicks.com.

  Education includes Channel One, a proprietary network to secondary schools and PRIMEDIA Healthcare, a continuing medical education business.

Contact:

Press:

Sloane & Company

Amanda Cheslock, 212-446-1884

or

Investor Relations:

Eric Leeds, 212-745-1885